CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 15, 2004, relating to the financial statements and financial highlights which appears in the October 31, 2004 Annual Report to Shareholders of Credit Suisse High Income Fund (constituting the Credit Suisse Opportunity Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Independent Registered Public Accounting Firm and Counsel" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Baltimore, MD
February 22, 2005